EXHIBIT 6.19

AMENDMENT TO STOCK PURCHASE AGREEMENT

AND PLAN OF REORGANIZATION

This amendment to stock purchase agreement and plan of reorganization (the “Amendment”) is made and entered into as of the effective date of December 6, 2018, by, between, and among:

i.	Chemesis International Inc., a British Columbia corporation (f/k/a Canadian Mining Corp.) (“Chemesis”);

ii.	Natural Ventures PR LLC, a Puerto Rico limited liability company (“NVPR”);

iii.	Green Isle Capital LLC, a Puerto Rico limited liability company (“Green Isle”) represented by Carlos Nido;

iv.	Santiago R. Albanese, a Puerto Rico resident (“Albanese”);

v.	Kenneth S. Krans, a Puerto Rico resident (“Krans”);

vi.	Christopher Foster, a Puerto Rico resident (“Foster”);

vii.	Ricky Castro, a Puerto Rico resident (“Castro”);

viii.	Prime Ventures LLC, a Puerto Rico limited liability company (“Prime”) represented by Juan Manuel Rodriguez;

ix.	Tim Roegge, a California resident (“Roegge”);

x.	Southern Consultants LLC, a Puerto Rico limited liability company (“Southern”) represented by Pedro R. Ortiz Alvarez.

Each of Green Isle, Albanese, Krans, Foster, Castro, Prime, Roegge, and Southern, may be referred to herein as a Selling Member and collectively as the “Selling Members”. Each of Chemesis, NVPR, and the Selling Members may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

A. On May 21, 2018 the Parties executed a stock purchase agreement and plan of reorganization (the “Agreement”) for the purchase by Chemesis of Eighty Percent (80.0%) of all of the issued and outstanding member interests of NVPR by Chemesis for total cash and stock consideration of Three Million Nine Hundred Thirty-Two Thousand Eighty-Five U.S. Dollars and Forty-One Cents (US$3,932,085.41) (the “Transaction”).

B. The Parties wish to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the Selling Members proceeding with the consummation of the Transaction, and for other mutual covenants and agreements and the benefits to be realized by each of the Parties, the Parties agree to the following amendments to the Agreement:

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1. Recitals / Defined Terms

The foregoing recitals are a material, substantive, and integral part of this Amendment. All capitalized terms not otherwise defined in this Amendment have the meanings ascribed in the Agreement.

2. Amendments

a. Cash Payment. Chemesis agreed to pay the Cash Purchase Price in two installments, one in the sum of $1,000,000 (the “Down Payment”), which was paid on December 7, 2018, and the balance (“the balance”), being the sum of $1,250,000, which is to be paid on or before December 20, 2018. The Down Payment was made, and the payment of the balance shall be made, as stated on the Schedule A. The Down Payment was made, and the balance shall be made, in US Dollars by wire transfer to the accounts identified in Schedule B. The Selling Members acknowledge and agree that the Down Payment has been received in full and in compliance with this Amendment.

b. Penalty for the failure to make the Down Payment. Should Chemesis fail to pay the Down Payment, the Down Payment and the balance shall be immediately due and payable, and Chemesis shall pay the Selling Members an additional sum, as a penalty, equal to $250,000 (“Penalty Payment”). The Penalty Payment shall be made to the Selling Members in the same proportion as the Down Payment is required to be made in Schedule A. In addition, to the Penalty Payment, Chemesis shall pay Selling Members interest on $2,250,000, since December 7, 2017 until the day of the payment, at an interest rate equal to 5%/week.

c. Escrow of Shares. Chemesis agrees that, in the event that Chemesis has not paid to the Selling Members 100% of the balance (as set forth in Section 2(a) above) by close of business (Vancouver, B.C. time) on (or before) December 20, 2018 (as evidenced by way of wire payment advice confirmations), then the full amount of the CMC Shares shall immediately be released from the escrow terms described in Section 3(d) of the Agreement and distributed to the Selling Members in the respective proportions set forth at Schedule A hereto.

3. Governing Law

This Amendment shall be governed by and interpreted in accordance with the laws of Commonwealth of Puerto Rico, except with respect to any conflicts of law principles thereof.

4. Further Instruments

Each Party agrees to execute and deliver such other and further instruments, and to do such other and further acts, as may be necessary or desirable to effect the transactions contemplated in this Amendment and carry out the intent and purpose of this Amendment.

5. Binding Nature

This Amendment shall be binding upon and inure to the benefit of the Parties hereto and their respective successors.

6. Assignment

Rights and obligations of a Party to this Amendment may not be assigned or transferred without the other Party’s prior written consent thereto.

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7. Modification

No modification or amendment of this Amendment shall be valid unless it is in writing and signed by both Parties hereto.

8. Reaffirmation of the Agreement

The Parties hereby expressly reaffirm as of the date hereof the Agreement and all representations, covenants and agreements contained in them, except to the extent modified pursuant hereto.

9. No Implied Amendments

All of the terms, clauses and conditions of the Agreement, as amended, not expressly modified hereby, shall remain in full force and effect and are enforceable in accordance with their respective terms. None of the terms of this Amendment shall be construed to abrogate or amend by implication any terms or conditions of the Agreement.

10. No Novation.

It is hereby understood and agreed by each of the Parties hereto that this Amendment is not intended to constitute an extinctive novation (“Novación Extintiva”) of any of the obligations and undertakings of the Parties under the Agreement.

11. Waiver

The waiver by either Party of a breach of any term of this Amendment shall not operate as, or be construed as, a waiver of any subsequent breach.

12. Headings

The headings in this Amendment are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

13. Counterparts

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment has been duly executed by the Parties hereto by their respective officers thereunto duly authorized by a majority of their directors as of the date of the signature.

CHEMESIS BIOTECH INC.

	By:	/s/ Edgar Montero Gortarez
Edgar Montero Gortarez, Chief Executive Officer

NATURAL VENTURES PR LLC

	By:	/s/ Edgar Montero Gortarez
Edgar Montero Gortarez, Managing Member

GREEN ISLE CAPITAL LLC

Date: December 18, 2018	By:	/s/ Carlos Nido
Carlos Nido, Managing Member

SANTIAGO R. ALBANESE

Date: December 17, 2018	By:	/s/ Santiago R. Albanese
Santiago R. Albanese

KENNETH S. KRANS

Date: December 19, 2018	By:	/s/ Kenneth S. Krans
Kenneth S. Krans

CHRISTOPHER FOSTER

Date: December 19, 2018	By:	/s/ Christopher Foster
Christopher Foster

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RICKY CASTRO

Date: December 17, 2018	By:	/s/ Ricky Castro
Ricky Castro

PRIME VENTURES LLC

Date: December 19, 2018	By:	/s/ Juan Manuel Rodriguez del Rey
Juan Manuel Rodriguez del Rey

TIM ROEGGE

Date: December 17, 2018	By:	/s/ Tim Roegge
Tim Roegge

SOUTHERN CONSULTANTS LLC

Date: December 19, 2018	By:	/s/ Pedro R. Ortiz Alvarez
Pedro R. Ortiz Alvarez

The undersigned non-selling member of NVPR does hereby acknowledge and consent to this Amendment.

EDGAR MONTERO GORTAREZ

Date: December 19, 2018	By:	/s/ Edgar Montero Gortarez
Edgar Montero Gortarez, an individual

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